Exhibit 4.5

Mr. Notary:

Please issue a Deed in your Registry of Public Deeds, recording the Exploration CESION and MINING RIGHTS Purchase OPTION celebrated between, on the one hand, Compania de Exploraciones, Desarrollo e Inversiones Mineras, S.A., with
RUCN(degree) 10128358, registered in Record 1, File 10.003 of the Contractual Societies and Other Juridical Entities Register of the Public Mining Registry, Central Registry Office of Lima, located at Luis N. Saenz No 447-449, Jesus Maria - Lima, duly represented by its Manager, Mr. Jean-Marie Georgel Paris, identified with French Passport N(degree) 914552529, according to the power of attorney granted by the Board of Directors' minutes dated March 14, 1997, whose pertinent parts on a notarised certified copy, you shall insert, who shall henceforth be known as CEDIMIN; and on the other hand, Compania Minera MANHATTAN S.A., with RUC N(degree) 25182898, registered in entry 001, file 40091 of the Contractual Societies and Other Juridical Entities Register of the Public Mining Registry, Central Registry Office of Lima, located at Baltazar de la Torre N(degree) 685, San Isidro - Lima, duly represented by its Director, Mr. Harry Percy Sutherland Dyason, identified with Canadian Passport N(degree) VN846462, and its General Manager, Mr. Ruben Corvalan Camps, identified with Canadian Passport N(degree) WX140383, duly authorised according the power of attorney granted by the Meeting of the General Extraordinary Shareholder's Meeting of November 22, 1996, which in its pertinent parts and on a certified copy before a Notary, shall be inserted by you, Mr. Notary, who shall henceforth be known as MANHATTAN.

CEDIMIN and MANHATTAN shall be jointly known as The PARTIES.

Based on the good faith of The PARTIES, the terms and conditions of this contract are the following:

1.   First Clause - On the MINING RIGHTS

     1.1 CEDIMIN declares to be the titleholder of the following metallic MINING RIGHTS, henceforth the MINING RIGHTS, located in the District of Tambo Grande, Province and Department of Pittra (Sheet 10C and 11C of the IGN).

                       Public Mining Registry Registration
                               MINING RIGHTS' Book

        Name                   Register      Hectares      State    Entry   File
        El Papayo 1            2249          1000          C
        El Papayo 2            2250          400           C
        Locuto 1               2329          700           C
        Locuto 2               2330          500           C
        Locuto 3               2331          400           C
        Vega Hoyada Honda      2341          100           C
        Vega La Rita I         2322          100           C
        C = ConCESION


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1.2  Regarding the MINING RIGHTS listed in 1.1 CEDIMIN declares and guarantees:

     1.2.1 That it is the sole titleholder of the MINING RIGHTS, and is up to date with the payment of the Validity Tax up to 1997 inclusive; and, likewise they are subject to no encumbrances, liens or judicial or extra-judicial measures of any nature that might limit the execution of the exploration activities.

     1.2.2 That during the whole validity of this contract it shall perfect the title documents of all and each one of the MINING RIGHTS, which it shall also maintain in force and free of encumbrances.

     1.2.3 That should it acquire new mining properties by any means to cover adjoining areas to the MINING RIGHTS, and should it decide to transfer them later, it shall grant first purchasing preferential right to the company that shall be incorporated, provided MANHATTAN exercise the OPTION which further down is conferred in its favour.

     1.2.4 That should it acquire the surface properties by any means that comprise the MINING RIGHTS or are adjoining to them, and should it decide to transfer them later, it shall grant first purchasing preferential right to the company that shall be incorporated, provided MANHATTAN exercise the OPTION which further down is conferred in its favour.

     1.2.5 That no contract has been celebrated with third PARTIES, contrary to this present one.

     1.2.6 That there are no interim or precautionary measures of any type, pending or executed, judicial, administrative, taxation or claim proceedings, that affect or that might affect MANHATTAN in any way to impede or obstruct the celebration and/or execution of this present contract. Likewise, declares that it is not aware of the existence of events that might give rise to said actions, not that said actions are to be initiated.

     1.2.7 That to date there are no administrative regulations regarding security, health and/or environmental protection demands, on the MINING RIGHTS or on the surface properties that they cover, such as: fines, indemnities, reparations, constructions or capital investments. Should any damage for these concepts be detected as a result of the activities of CEDIMIN prior to the celebration of this contract, CEDIMIN shall repair the damage at its expense.

     1.2.8 That it has presented the reports, studies, maps and other data, in its possession, related to the MINING RIGHTS to MANHATTAN.

     1.2.9 That in the hypothetical case that a partial or total superposition of one or various MINING RIGHTS, subject to this contract, with third party MINING RIGHTS is determined, and new companies are established as


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               titleholders  of new  MINING  RIGHTS  that  cover the  superposed areas, it undertakes to vote their corresponding participations or shares in said new companies and execute all efforts and/or procedures within its reach so that the new companies celebrate with MANHATTAN CESION and/or OPTION contracts regarding their MINING RIGHTS.

               Should the superposition be parties, and CEDIMIN obtain new MINING RIGHTS and/or the area of the existing ones be reduced, it shall be understood that this present contract includes the new MINING RIGHTS and/or that it continues to apply to those whose were reduced.

     1.3 Should MANHATTAN acquire by any legal means, new mining properties that cover the neighbouring areas to the MINING RIGHTS, or surface properties that cover the surface areas of the MINING RIGHTS or its neighbouring areas, and should it decide to transfer them later, it undertakes to grant first purchasing preferential right to the company that shall be incorporated, provided MANHATTAN exercise the OPTION which further down is conferred in its favour.

     1.4 For the purposes foreseen in 1.2.3 and 1.2.4 of 1.2 ad in 1.3, the PARTIES define as adjoining areas to the MINING RIGHTS the area determined by the following UTM coordinates, which henceforth shall be known as the AREA of INTEREST.

          -        56.600 E         94.38000 N

          -        56.600 E         94.50000 N

          -        57.700 E         94.50000 N

          -        57.700 E         94.38000 N

2.   Second Clause - On the MINING RIGHTS' Exploration CESION

     2.1  On the CESION:

          By this present, CEDIMIN pursuant to article 166 of the Only Ordered Text of the General MINING LAW, approved by Supreme Decree N(degree) 014-92-EM, henceforth known as the MINING LAW, cedes to MANHATTAN and the latter in turn accepts, its rights to explore the MINING RIGHTS referred to in the First Clause, which henceforth shall be known as the CESION.

          The PARTIES agree as payment in concept for the CESION, the investment by MANHATTAN of US$4,950,000.00 subject to Annual Exploration Programs for sums not less than US$100,000.00 without detriment to the total undertaken investment.

     2.2  On the CESION duration:


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          The duration of the CESION,  agreed to jointly by The  PARTIES,  is of five (5) years, from the date this present contract takes effect.

          This term is compulsory for CEDIMEN but not for MANHATTAN who by means of a Notarial Letter addressed to the domicile of CEDIMEN may, at any time and without expressing any cause, terminate the CESION, in which case The PARTIES must celebrate a corresponding Rescission Contract of the CESION, for is registration in the Public Mining Registry.

     2.3  On the scope of the CESION:

          2.3.1 By the CESION, MANHATTAN, in relation to the MINING RIGHTS object of the same, and in accordance with that regulated by
                    Article 166(degree)of the MINING LAW, takes full possession of the same, and substitutes CEDIMEN in all its rights and obligations to carry on the exploration activities. This substitution nevertheless does not include the defence of the title deeds of the MINING RIGHTS transferred, nor the superficial areas where such rights are located; such defence which in its case must be executed by CEDIMIN notwithstanding the collaboration that to such ends it might require from MANHATTAN; a collaboration which the latter undertakes to provide at this time by this present contract.

                    It is expressly  established that CEDIMIN may not capitulate
                    nor  desist   from  any   procedure,   without  the  express
                    acceptance of MANHATTAN.

                    Regarding the title documentation of the MINING RIGHTS and the superficial properties included by the AREA of INTEREST, CEDIMIN undertakes towards MANHATTAN to keep the latter informed of any action, including cadastral, both administrative and/or judicial.

          2.3.2 The CESION includes the fields, clearings, camps, roads, facilities and everything that by fact and/or right forms an integral and/or accessory part of the MINING RIGHTS object of the CESION.

          2.3.3 During the duration of the CESION, MANHATTAN is authorized to freely execute, at its expense and risk, all studies and technical surveying, prospecting and/or exploration works in the area of the MINING RIGHTS, on the surface and/or within mines, and likewise to perform sampling, analysis, etc. without detriment to executing them in any rational way in accordance with the option and criteria of its technical personnel, and complying, at all times, with the regulations of the MINING LAW and its Regulation on Mining Welfare, Security and Environment. Likewise, it is authorized to execute all types of constructions, facilities and introduce machinery and/or equipment.

          2.3.4 MANHATTAN is authorized to freely dispose of the minerals they extract as a result of their exploration works provided such disposal not be by way


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                    of a Purchase-Sale. To sell said minerals they shall require the written authorization from CEDIMIN.

          2.3.5 MANHATTAN undertakes to comply, regarding the MINING RIGHTS subject to the CESION, with those obligations established by the Sixth Heading, Chapters I and V of the MINING LAW regarding exploration investments, annual payments of the Validity Fees; archiving of drill cores and/or samples of the perforations; presentation of affidavits; and other legal obligations, specially, regarding the use of superficial lands. Non-compliance of any of these obligations resulting in the extinction of the MINING RIGHTS shall be sufficient cause to automatically rescind this contract. All non-compliance subject to a fine shall be assumed by MANHATTAN.

          2.3.6 During the validity of this present CESION, at any time, CEDIMIN may, prior notice by letter or Fax with at least 10 calendar days in advance, inspect the MINING RIGHTS object of the CESION, being permitted to make this inspection with its own personnel or by means of authorized representatives, but not interfering in any way with the exploration works and other activities of MANHATTAN.

                    MANHATTAN shall provide the designated inspector or inspectors whatever necessary to facilitate their mission. During their visit, the inspector or inspectors shall be accompanied by the person directly in charge of the mining works.

                    Likewise CEDIMIN shall have the right to be provded with the
                    information   and   documentation   that  it  might  request
                    regarding the execution of the explorations.

          2.3.7 Any installation, construction, machinery, equipment, or materials that MANHATTAN might introduce on its own it shall conserve as its property, and on terminating the CESION, whatever the cause that produce it, it may withdraw them within a period of six months from the date of resolution of the CESION. It is nevertheless established that MANHATTAN may not withdraw what constitutes an integral part of the MINING RIGHTS and/or any support material, when its withdrawal may produce collapses or landslides of the mining works, which shall remain in benefit of CEDIMIN without any payment to MANHATTAN.

          2.3.8 MANHATTAN shall exercise its rights and shall comply with its obligations under this present contract with its own personnel, being free to such effect to contract third PARTIES, including CEDIMIN.

          2.3.9 MANHATTAN may at any time, by means of a letter or Fax addressed to the domicile of CEDIMIN, terminate the CESION regarding one, various or all or more of the MINING RIGHTS without detriment to continue with


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                    the same  subject to the terms and  conditions  agreed to in this present contract, without alterations.

3.   Third Clause - On the OPTION

     3.1  On the OPTION:

          By this present, CEDIMIN pursuant to Article 165 of the MINING LAW, grants to MANHATTAN and that latter in turn accepts, a Purchase Option, henceforth known as the OPTION, regarding 51% of its rights and shares of all and each one of the MINING RIGHTS referred to in the first clause, including their integrating pats and accessories.

     3.2  On the duration of the OPTION:

          The duration of the present OPTION is jointly agreed between The PARTIES to be five (5) years, from the date this present contract becomes valid.

     3.3  On exercising the OPTION:

          3.3.1 MANHATTAN may exercise the OPTION any time during the period of its validity up to 11:55 p.m., Lima time, of the last day of validity of the OPTION, provided it has complied with the investment of the US$4,950.00.00 foreseen in 2.1 except when with a lower investment the works executed prove, to MANHATTAN's unfettered opinion, the existence of reserves in sufficient volumes to continue with the studies and/or works through a Company that shall be responsible for the exploration. Exercising the OPTION and the constitution of the Company does not free MANHATTAN from making the balance of the investment to complete the US$4,950,000.00, regulated by Appendix I integrating this contract. Nevertheless it is established that every necessary expenditure to establish the new Company forms part of the US$4,950,000.00.

          3.3.2 The OPTION shall be exercised by means of a Notarial letter addressed to the domicile of CEDIMIN, to which shall be attached a Manager's check for the global price of the Purchase-Sale of the MINING RIGHT. 3.3.3 The global price for the 51% of the rights and shares of the MINING RIGHTS, object of the OPTION, is jointly agreed between The PARTIES to be US$50,000.00, distributed in equal parts between all the MINING RIGHTS included in the Purchase-Sale.

                    It is expressly established between The PARTIES that CEDIMIN shall apply the whole price to the exploration works that might be necessary or in its defect to cover, as far as they might reach, the expenses and/or investments responsibility of the Company. To these effects CEDIMIN shall present the price received to the Company, once constituted, in accordance with that foreseen in 3.3.4 following.

          3.3.3 The global price for the 51% of the rights and shares of the MINING RIGHTS, object of the OPTION, is jointly agreed between The PARTIES to be US$50,000.00, distributed in equal parts between all the MINING RIGHTS included in the Purchase-Sale.

                    It is expressly established between The PARTIES that CEDIMIN shall apply the whole price to the exploration works that might be necessary or in its defect to cover, as far as they might reach, the expenses and/or investments responsibility of the Company. To these effects CEDIMIN shall present the price received to the Company, once constituted, in accordance with that foreseen in 3.3.4 following.

          3.3.4 Once CEDIMIN has received the Notarial letter exercising the OPTION, The PARTIES must, within a period that shall not exceed 30 calendar days from the date on which the letter was received, subscribe the minutes and public deed corresponding to the constitution and Articles of the public Corporation which shall be called MINERA PAPAYO S.A., should it be constituted. This public corporation shall constitute the legal Company which, in its defect and pursuant with
                    Article 184 of the MINING LAW should have to be established.

                    In MINERA PAPAYO S.A. CEDIMIN shall participate with 49% and MANHATTAN with 51%.

          3.3.5 MINERA PAPAYO S.A. shall have an initial capital stock equal to the equivalent in New Soles of the total price of the Purchase-Sale agreed to in 3.3.3., plus a sum equivalent in New Soles of US$10,000.00 which The PARTIES shall pay in proportion to their respective participating percentages in said Company in accordance with 3.3.4. The MINING RIGHTS shall form part of the corporate assets of MINERA PAPAYO S.A. once it has been constituted.

          3.3.6 Appendix 1 shall form an integral part of this contract, in which the linearments of the Constitution and Articles of MINERA PAPAYO S.A. are stipulated, and likewise the rights and obligations of the partners towards the Company and the members (shareholders) among themselves.

     3.4  On the Resolution of the OPTION:

          MANHATTAN may at any time, by means of a Notarial letter addressed to the domicile of CEDIMIN, terminate the OPTION; which automatically implies the resolution of the CESION.

          Once the resolution has taken place, MANHATTAN shall have no other responsibility than to conclude the exploration works object of the annual budget in execution at the moment of receiving the notarial letter referred to above, and present the information obtained from all the exploration to CEDIMIN, including plans, analysis, samples, etc.; and likewise, present to the mining authorities the statements and other reports order by law, pursuant to that foreseen in 2.3.5; having also to subscribe the corresponding resolution contract of this present CESION and OPTION, for its registration in the Public Mining Registry. The Notarial and registry expenses shall be on MANHATTAN'S account.

4.   Fourth Clause - On the CESION and OPTION Conditions

     4.1 It is a condition to celebrate the CESION and OPTION contained in this contract that MANHATTAN invest the sum of US$4,950,000.00 in the exploration of the MINING RIGHTS, foreseen in 2.1 including the case stipulated in 3.3.1.

     4.2 That the investment of US$4,950,000.00 be made subject to Annual Exploration Programs in sums not inferior to US$100,000.00 in any year, duly approved by the TECHNICAL COMMITTEE, which is established in the next clause, integrated by representatives of the PARTIES, and subject to that which The PARTIES agree in the following fifth clause.

     4.3 It is a condition for the celebration of the CESION and OPTION that MANHATTAN pay CEDIMIN in concept of an OPTION FEE the sum of US$250,000.00. This obligator shall be complied by means of annual payment sof US$50,000.00 each, having to make the first payment on the effective date of this present contract and successively each contractual year, except in the event foreseen in 3.3.1 in which case, jointly with the Purchase-Sale price and in the same way as foreseen in 3.3.2, it shall pay CEDIMIN the sum balance in concept of the OPTION FEE. Should MANHATTAN exercise or not its OPTION right, it is expressly established that these payments shall be definite.

          It is also expressly established that in accordance with that stipulated in 3.4, MANHATTAN shall not continue to be obliged to pay in concept of the OPTION FEE from the moment when, in its case, it releases the OPTION.

     4.4 It is a condition for the celebration of the CESION and OPTION that CEDIMIN not transfer, cede or encumber the MINING RIGHTS to third PARTIES; expressly agreeing that if for reasons of a legal or economic order this were indispensable, convenient or necessary to proceed with such a step, with the written approval of MANHATTAN, regarding the total or partial part of the MINING RIGHTS and/or its integrating and/or accessory parts; prior and as condition to do so, the possible acquirer or beneficiary of the encumbrance must accept, entirely and in writing, this present contract without altering its terms and conditions, and without such an acceptance said agreements shall have no effect.

          In accordance with what has been foreseen in the previous paragraph, prior to the materialisation of any transfer, CESION or encumbrance, CEDIMIN undertakes to communicate this fact in writing to MANHATTAN, defining the reasons and the name of the possible acquirer or beneficiary, and to only proceed with such an action once MANHATTAN has given its approval.

     4.5 That MANHATTAN keep an account of the investments it is responsible for in accordance with the generally accepted accounting principles for the mining activitiy, pursuant to the demands of the laws of Peru. To this effect, The PARTIES agree that the investments in charge of MANHATTAN, independently of the fact that they might be accounted for in national currency, they shall be accounted for based on United States of America dollars. For these effects the exchange rate for buying in force on the date that each investment is made shall apply.

5.   Fifth Clause - On the TECHNICAL COMMITTEE

     5.1 Hereby The PARTIES jointly establish a TECHNICAL COMMITTEE, in charge of defining the policy to follow during the validity of this present contract, to which The PARTIES shall submit. Likewise, it shall be the responsibility of the TECHNICAL COMMITTEE to approve the Annual Exploration Programs and also their corresponding Budgets, and any other aspect related to the execution of this contract, till it is fulfilled.

          The PARTIES are duly represented in the TECHNICAL COMMITTEE in a proportion of three (3) representatives of each one of them, among which a President of the TECHNICAL COMMITTEE shall be elected annually, who may be re-elected. The President of the TECHNICAL COMMITTEE shall be elected from among the representatives of MANHATTAN before that body.

     5.2 The TECHNICAL COMMITTEE shall obligatory meet once a year in the month of March, and other times that it might be necessary to the understanding of the President. The TECHNICAL COMMITTEE shall adopt its agreements by a majority of votes. To this effect each representative or member of the TECHNICAL COMMITTEE shall have the right to one vote. In the case of a tie, the President of the TECHNICAL COMMITTEE shall have the casting vote.

          The President of the TECHNICAL COMMITTEE shall convene to the annual session by means of a letter or Fax, with a return notice, addressed to CEDIMIN and MANHATTAN, with 10 calendar days advance notice, and for any other meeting, shall proceed in the same way but with 20 calendar days advance notice. In the call to the meeting he shall indicate the day, hour and place where the sessions will be held, either in the city of Lima or abroad, and the matters proposed to be deal with. With the annual notification, the Project of the Annual Exploration Program for the following year and its corresponding Budget shall be sent, which shall be prepared by MANHATTAN.

          Not precluding that foreseen in the preceding paragraph, any of The PARTIES may, at any time, request the President to call a meeting of the TECHNICAL COMMITTEE, who shall convene a session, within the 3 calendar days following the date of reception of the request received to such an effect. The notification shall be made with 20 calendar days advance notice.

          The meetings of the TECHNICAL COMMITTEE shall be held preferentially in the city of Lima.

     5.3 The results of the execution of the Annual Exploration Programs shall be presented by MANHATTAN in its character of executor of the same to the TECHNICAL COMMITTEE, for their approval, comments and/or observations.

     5.4 Regarding the sessions of the TECHNICAL COMMITTEE, at any meeting it shall be a requirement that at least four (4) of its members be present, provided that two (2) of them represent MANHATTAN and the other two represent CEDIMIN.

          There must be a difference of 10 calendar days between the date of the first and second convening, and the date for the second convening, in its case, may be indicated at the time the first convening is made.

          The meetings of the TECHNICAL COMMITTEE and the agreements that it might adopt shall be recorded in minutes that shall be signed, at least, by 2 members present at each meeting. The minutes shall be kept on loose leafs.

6. Sixth Clause - On MINERA PAPAYO SOCIEDAD ANONIMA should MANHATTAN exercise the OPTION

By this present The PARTIES agree that, once MINERA PAPAYO S.A. is constituted, provided MANHATTAN exercises the OPTION conferred in its favour, it shall be subject to the general lineaments that for such a possible Company they agree to in an independent document which, like Appendix 3, forms an integral part of this contract.

7.   Seventh Clause - On the Declarations and/or Guaranties of MANHATTAN

Hereby MANHATTAN declares and/or guarantees:

     7.1 That it is a duly constitutes and existing Company in accordance with the laws of Peru; and, likewise is duly able to possess MINING RIGHTS and execute all the mining activities regulated by the MINING LAW on the same.

     7.2 That it possesses economic capacity to execute the investments and payments agreed to in the CESION and OPTION.

     7.3 That it is subject to no process; and that it is free of any dissolution, liquidation and/or bankruptcy procedure.

     7.4 That is have obtained all the authorizations necessary to celebrate and execute this present contract and likewise to undertake the obligations agreed to in this present contract.

     7.5 That it knows the legal regulations in force regarding Mining Security and Health, and the Environment, and undertakes to implement and respect them so as not to breach them in executing the works that it must perform as transferee.

8. Eighth Clause - On the CESION or Transfer of the Contractual Position.

It is agreed that The PARTIES may transfer, without any prior authorization, part or the whole of their rights under this contract to an affiliated, subsidiary and/or in tits case their head Company, an event in which the receiving Company shall be subject to all the terms and conditions of this present contract. For these effects it shall be understood that:

Affiliated Company:

Is that Company in which 50% or more of its shares or participations with the right to vote are the direct or indirect property of the person or persons who are in turn proprietors of 50% or more of the shares or participations with the right to vote of the part that wishes to transfer.

Subsidiary Company:

Is that Company whose shares or participations with the right to vote are at least 50% the property, directly or indirectly, of the Company that wishes to transfer its participation in this contract.

Head Company:

Is that Company that directly or indirectly is the proprietor of 50% or more of the shares or participations with the right to vote of the part that wishes to transfer.

9.   Ninth Clause - On Confidentiality

Hereby, The PARTIES agree to maintain in the strictest confidence the information to which they have access in relation to the exploration activities and likewise their results and processes used. Nevertheless, MANHATTAN may use the information it possesses in order to comply with the obligations regarding statements to the authorities and the public, in accordance with the law.

It  is  understood  that  Confidential   information  includes  all  information
regarding the MINING RIGHTS, including but not limited to, geological, geochemical, geophysical data, maps, geological charts, calculations, analysis, drill cores, reports and any other written or oral information, in possession or in control of The PARTIES.

10.  Tenth Clause - On Force Majeure

It is expressly agreed that, if as a consequence of a duly accredited cause out of control of The PARTIES force majeure or act of God, any of The PARTIES is impeded from complying with their undertakings regarding this present contract, it must communicate it immediately and through a Notarial letter to the other Party.

In this case, the fulfillment of the obligations he is responsible for that would have been affected will be suspended until the moment that the force majeure event, act of God or duly accredited cause out of control of The PARTIES ceases to exist, extending the corresponding time periods and likewise the correlative obligations of the other Party.

After thirty days in which the event of force majeure, act of God or duly accredited cause out of control of The PARTIES occurred without the party affected being able to reinitiate compliance of its obligations, The PARTIES shall meet to establish in writing, by common consent, the steps to be taken.

The events of force majeure, acts of God or duly accredited cause out of control of The PARTIES will have no consequences other than those foreseen in this clause.

11.  Eleventh Clause - On resolving controversies

By this present and in accordance to that established in Law N(degree) 26572, The PARTIES agree that the controversies between Them regarding the interpretation and/or application of this present contract, that cannot be solved through a direct agreement within 15 calendar days from the date on which the written communication is received informing about the existence of the matter, subject of the controversy, it will be resolved through the arbitration of one or three arbitrators, which shall be subject to the Laws and Regulations of the International Chamber of Commerce, to be held in the city of New York, in accordance with said Regulation. The arbitrators shall be persons of a recognised experience in the mining industry, be they lawyers or of any other profession. The languages of the arbitration shall be Spanish and English.

The Arbitration Award shall be definite and may not be appealed. The PARTIES expressly renouncing to submit any controversy to the judicial courts of their respective domiciles or any other entity of Peru or abroad.

12.  Twelfth Clause - On the domiciles of The PARTIES and notifications

The PARTIES declare as their domiciles those that appear in the introduction to the present contract. Additionally, they delcare their Fax telephone numbers to the be the following:

         MANHATTAN         :

                           :

Communications or notifications made to said domiciles to Fax telephone numbers, will be considered well executed unless their modification had been informed by the other party by a Notarial letter or Fax, with at least 15 calendar days in advance.

13.  Thirteenth Clause - On applicable Laws

The laws of the Republic of Peru shall be applicable to this contract.

14.  Fourteenth Clause - On taking effect

This present contract will go into effect on the date on which The PARTIES subscribe these present minutes not precluding it be elevated to a Public Deed and registered among the MINING RIGHTS registry records in the Book of MINING RIGHTS of the Public Mining Registry.

15.  Fifteenth Clause - On Taxes

It is expressly declared that the celebration of this present contract is exempt of all tributes and that, if in the future any tribute be created that might affect the same, the latter shall be paid by The PARTIES in proportion to their participation in this present contract, at the time when the taxable event takes place, provided the payment of said tribute necessarily corresponds to one of them by law.

16.  Sixteenth Clause - On expenses

The Notarial expenses originated as a result of elevating these present minutes to a public deed and its registration in the Public Mining Registry shall be totally payable by MANHATTAN, whose equivalent in North American dollars shall be computed on account of the investment, responsibility of MANHATTAN under this present contract.

Add, Mr. Notary, the legal clauses and the inserts that correspond, and having done so, elevate these present minutes as a public deed.



Lima, November 3, 1997



For CEDIMIN                                 FOR MANHATTAN

[Illegible signature]                       [Illegible signature]

Jean-Marie Georgel                          Harry Percy Sutherland Dyason

Manager                                     Director



                                            FOR MANHATTAN

                                            [Illegible signature]

                                            Ruben Corvalan Camps

                                            General Manager

                                   Appendix I

                     On the Lineament of MINERA PAPAYO S.A.

1.   Shareholders:

     CEDIMIN and MANHATTAN.

2.   Capital Stock:

     It  shall  be   equivalent  in  New  Soles  to  the  global  price  of  the
     Purchase-Sale plus US$10,000.00, in its equivalent in New Soles.

3.   Social Object of the Company:

     It shall have the object of exercising every mining activity allowed by Law.

4.   Initial participation of the Shareholders in the Capital Stock:

     MANHATTAN:        51%

     CEDIMIN:          49%

5.   Preferential Purchase Rights:

     The shareholders, pro rata, in proportion to their corresponding participating percentages in the capital stock of the Company shall have preferential rights should one of the shareholders desire to sell his shares to third PARTIES other than shareholders.

6.   On the Contributions of the Shareholders:

     Once the Company is constituted, each shareholder shall contribute to the budget of the same in proportion to their respective participating percentages in the capital stock, except in the following cases:

     6.1 Should the Company be constituted without MANHATTAN having concluded the investment of US$4,950,000.00 (condition of the CESION and OPTION), then the budgets of the Company shall be financed solely by MANHATTAN till said US$4,950,000.00 are completed, and once complied with this obligation, the difference between what was invested by MANHATTAN during the validity of the CESION and OPTION, and during the validity of the Company, till this investment was reached, shall be considered as supplementary premium capital, susceptible to be capitalized in favour of the shareholders in proportion to their respective participating proportions in the capital stock of the Company.

     6.2 Should CEDIMIN or MANHATTAN, within the term of ninety (90) calendar days following the date of on which the investment of US$4,950,000.00 is concluded, by means of a letter addressed to the President of the Board of Directors decide not to continue with the second stage (five years) of the project

          (a stage in charge of the Company); then it shall dilute its participation in the Company till it retains only 20% of its shares. In this situation, the party that means must invest, from its own funds, the sum of US$10,000,000.00 in that second stage of five years; and, once that investments is concluded, purchase from the other party, at no cost, the corresponding number of shares, so that the diluted party retains for itself only 20% of the representative shares of the capital stock of the Company on the date of the transfer.

          Should the party that decides to continue investing not manage to invest US$10,000,000.00 in the said five years, CEDIMIN and MANHATTAN shall resume, at no cost, their original corresponding percentages (49% and 51%) of the capital stock of MINERO PAPAYO S.A., assuming any subsequent financing that the Company might require according to these percentages.

     6.3 Should CEDIMEN and MANHATTAN, within the term of ninety (90) calendar days following the date of on which the investment of US$4,950,000.00 is concluded, by means of letters addressed to the President of the Board of Directors, each one of them expressing their determination to contribute towards the second stage (five years) of the project, the responsibility of the Company, then CEDIMIN and MANHATTAN shall invest from their own funds pro rata according to their corresponding participating percentages in the original capital stock of MINERA PAPAYO S.A. (49% - 51%), the sum of US$10,000,000.00. Nevertheless, if within the period of five years, CEDIMIN or MANHATTAN decide to cease to invest, then the party that continues investing shall complete the investment of US$10,000,000.00; and, once the investment is concluded, shall purchase from the other party, at no cost, the number of corresponding shares, so that the party that ceased to invest retain for itself only 20% of the representative shares of the capital stock of the Company on the date of the transfer.

     6.4 In the cases foreseen in 6.2 and 6.3, the party acquiring the shares of the diluted party shall possess, for the term of one year from the transfer of shares according to 6.2 and 6.3, the first preferential right to purchase the remaining 20% of the shares in the Company from the diluted party at the price of US$5,000,000.00.

7.   Administration of the Company:

     7.1  Shareholders' Meetings:

          For those important agreements, other than those regulated by this present Appendix, in any summons, the vote in favour of the shareholders that represent at least, 66% of the capital stock of the Company shall be required.

     7.2  Board of Directors:

          The Board of Directors of the Company shall be composed of 5 members, 3 of which shall be elected from among the list of people that MANHATTAN shall propose and 2 from among the list of people that CEDIMIN shall propose. The charge of President of the Board of Directors shall fall on any one of the elected directors proposed by MANHATTAN.

     7.3  Manager:

          MANHATTAN shall be the Manager of the Company, and as such may designate its representative, and its representative or operator may be an individual or entity. MINERA PAPAYO S.A. shall pay the Manager or in its case the Operator that MANHATTAN shall nominate in concept of annual fees 7.5% of incurred expenses, which shall be accounted for each quarter. This fee forms part of the investment of US$4,950,000.00 foreseen in clause 2.1 of the contract.

8.   Resolution of Discrepancies:

     Any discrepancies between the shareholders, and the shareholders with the Company, shall be resolved through the arbitration of the International Chamber of Commerce. The languages of the arbitration shall be Spanish and English.

                            Translator's Declaration

I, John Churchill-Browne, fluent in the English and Spanish languages, hereby declare that I have translated the preceding document (*), to the best of my skills and abilities, and according to my knowledge it is a faithful and truthful translation into English of the original text provided to me in Spanish. E. & O. E.

Vancouver, British Columbia, February 17, 1998.









                              John Churchill-Browne



Associate Member of STIBC (The Society of Translator's and Interpreters of British Columbia).

Accredited Interpreter before the Ministry of Attorney General of British Columbia.

Accredited Interpreter before the Government of Canada - Immigration Refugee Board and Citizenship & Immigration Canada.



(*) Document MINING RIGHTS' Exploration CESION and Purchase OPTION Contract - CEDIMIN - MANHATTAN. [Amendment and changes to November 3, 1997]